Exhibit 99.1

News Release: For Immediate Release

CommScope Stockholders Approve Merger Agreement

with The Carlyle Group

HICKORY, NC, December 30, 2010 – CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today announced that its stockholders have voted to approve the proposed merger with an affiliate of The Carlyle Group at a special meeting of stockholders held today.

Approximately 99% of the shares voting at today’s special meeting of stockholders voted in favor of the adoption of the merger, which represented approximately 74% of CommScope’s total outstanding shares of common stock as of the December 3, 2010 record date voting in favor. A quorum of 75% of CommScope’s total outstanding shares of common stock as of the December 3, 2010 record date voted at the meeting.

Upon consummation of the merger, CommScope stockholders will receive $31.50 in cash for each share of CommScope common stock. The transaction is subject to certain remaining customary closing conditions and regulatory approvals and is expected to close in the first quarter of 2011.

Allen & Company LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor to CommScope in connection with the transaction.

–END–

About CommScope

CommScope, Inc. (NYSE: CTV; www.commscope.com) provides essential infrastructure that makes communication possible. We empower people to connect and communicate seamlessly where, when, and how they choose. Our solutions and services for wired and wireless networks enable high-bandwidth data, video, and voice applications everywhere – at home, at work, and on the go. Through every wave of technology, CommScope helps the world connect and evolve. Backed by numerous respected brands such as Andrew®, SYSTIMAX® and Uniprise®, CommScope supports customers in more than 100 countries around the world through its focus on integrity, ethics, quality and technical innovation.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with $97.7 billion of assets under management committed to 78 funds as of September 30, 2010. Carlyle invests across three asset classes - private equity, real estate and credit alternatives - in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $64.7 billion of equity in 1015 transactions. The Carlyle Group employs more than 900 people in 19 countries. Web: www.carlyle.com; Case Studies:

www.carlylegroupcreatesvalue.com; Video: www.youtube.com/OneCarlyle

Forward Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Contacts:

For CommScope	For The Carlyle Group

Investor Contacts:	News Media Contact:
Philip Armstrong	Chris Ullman
+1 828-323-4848	+1 202-729-5399 or
chris.ullman@carlyle.com

Mark Huegerich
+1 828-431-2540

News Media Contact:
Rick Aspan
+1 708-236-6568 or publicrelations@commscope.com

Matthew Sherman or James Golden
Joele Frank, Wilkinson Brimmer Katcher
+1 212-355-4449